Exhibit 23.1


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-64887) and related Prospectus of Boston Scientific Corporation, BSC Capital Trust, BSC Capital Trust II and BSC Capital Trust III and to the incorporation by reference therein of our reports dated February 16, 1999, with respect to the consolidated financial statements of Boston Scientific Corporation incorporated by reference in its Annual Report (Form 10-K, as amended by Form 10-K/A and Form 10-K/A2) for the year ended December 31, 1998 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



                                                    /s/ ERNST & YOUNG LLP

                                                    ERNST & YOUNG LLP



Boston, Massachusetts
June 1, 1999